Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

AMC Entertainment Holdings, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
		Rule 457(c) and	25,000,000(2)	$4.74(3)	$118,500,000	$147.60 per	$17,490.60
Equity	Class A Common Stock	Rule 457(h)				$1,000,000

Total Offering Amounts					$118,500,000		$17,490.60
Total Fee Offsets							$0
Net Fee Due							$17,490.60

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the "Securities Act"), this Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of Class A Common Stock (“Common Stock”), of AMC Entertainment Holdings, Inc. (the “Company”) that may be offered and issued under the Company’s 2024 Equity Incentive Plan (the “Plan”) to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)	Represents shares of Common Stock issuable pursuant to the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the Common Stock of the Company on the New York Stock Exchange on June 4, 2024.